Mr. Robert J. Farrell
425 Edgewood Avenue
Smithtown, NY 11787

March 1, 2011

EMPLOYMENT AGREEMENT

Dear Robert:

This letter agreement (“Agreement”) between you and EDGAR Online, Inc. (“EOL” or the “Company”), contains the terms and conditions of your employment and termination thereof.

1. Position & Compensation. You shall be employed as and perform the duties of the President and Chief Executive Officer for EOL and its subsidiaries and also serve as a member of the Company’s Board of Directors. You will report to EOL’s Board of Directors. You will receive an annualized salary, payable in accordance with EOL’s regular payroll practices, of at least $325,000 and an annual bonus opportunity of up to $325,000.  Your office location shall be at our New York office.  Your salary and bonus opportunity shall be subject to annual review and adjustment at the discretion of EOL’s Board of Directors (the “Board”) and shall be subject to increase, but not decrease, from time to time.  Your bonus opportunity will be based on annual performance objectives based on the financial performance of the Company as defined by the Board (for purposes of your first year of employment, these objectives will be determined no later than 6 weeks after the Commencement Date (as defined below)).  If you are employed by the Company for less than a full fiscal year of the Company for any reason (including the 2011 fiscal year), the annual bonus opportunity (and the related performance goals) for such partial year shall be prorated to reflect the number of days that you were employed by the Company during such fiscal year.  Your actual bonuses may be more or less than the target bonus established by the Board and shall be dependent upon the extent to which the actual performance of you and the Company meet, exceed, or fall below the performance objectives set forth by the Board.  It is in the Board’s exclusive discretion to determine whether the performance objectives have been satisfied entitling you to receive a bonus.

Bonuses paid to you shall be paid in a single lump sum, subject to lawful deductions, unless payment of the bonus amount in a lump sum would violate any applicable law or regulation.  Any bonuses paid to you shall be paid at such time as bonuses are regularly paid to senior executives of EOL, but in any event shall be paid on or before March 15 of the year following the year for which the bonus payment is earned.

You will be eligible to participate in the Company’s benefit plans including Medical, Dental, Life, Short and Long Term disability and 401K on the first of the month following your date of hire. You will accrue four weeks of vacation per year. In addition, you shall be entitled to participate in all fringe benefit and perquisite policies, programs, and practices generally made available to executive officers of the Company.

The Company shall reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement upon presentation by you of documentation, expense statements, vouchers, and such other supporting information as the Company may request and pursuant to customary Company policies and procedures.

You will receive 3,448,310 restricted shares of EDGAR Online, Inc. common stock (representing 5% of the fully diluted share capital of the Company after taking into account full conversion of the Company’s Series B and Series C Preferred Stock and such grant of restricted shares) on the date you commence your employment (the “Commencement Date”), the terms of which shall be set forth in a grant agreement, a form of which is attached hereto as Exhibit A.  These shares are being issued as an inducement grant under the NASDAQ rules and not under the EOL 2005 Stock Award and Incentive Plan, as amended.  Subject to the provisions of this Agreement, the shares will vest in equal installments on the first three anniversaries of the Commencement Date.

Provided that you remain employed as of each applicable date of the grant, you will be eligible for three future grants of 229,887 restricted shares of EDGAR Online, Inc. common stock within 90 days of December 31st of 2011, 2012 and 2013 (each, an “SOP Grant”) based on overall corporate performance and your individual performance during the prior fiscal year in accordance with and subject in all respects to the terms of the EOL 2005 Stock Award and Incentive Plan, as amended (or a successor thereto).  Each SOP Grant will vest in three equal annual installments beginning on December 31immediately following the grant date of such SOP Grant and on each December 31 of the two years immediately following the grant date.  The corporate and your individual performance objectives for (1) 2011 will be set by the Board within 6 weeks of the Commencement Date, and (2) 2012 and 2013 will be set by the Board by January 31 of the year to which the grant relates.

2. Severance - For Cause. In the event your employment is terminated for “Cause” by EOL, EOL shall only be liable for payment of your accrued salary and benefits up to the date of termination, and you shall forfeit any non-vested shares of restricted stock held by you on the date of the termination of your employment. EOL shall have “Cause” to terminate your employment if you are given written notice detailing the specific Cause event, and you fail to cure such event (if susceptible to cure) to the satisfaction of the Board within the period of 30 days following such notice.  The following events shall constitute “Cause” for purposes of this Agreement: (a) your willful and continued failure to substantially perform your duties as specified by the Board (other than any such failure resulting from your disability) that has not been cured within 30 days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (b) the conviction of, or plea of guilty or nolo contendere, to a felony or other crime involving moral turpitude; (c) you willfully engage in conduct that is materially injurious to the Company; (d) the Board determines that you have engaged in any conduct constituting fraud, embezzlement, or misappropriation of funds; (e) you violate any reasonable rules, regulations, or policies of the Company that has a material adverse effect on the Company; or (f) you breach any restrictive covenants set forth in Sections 6 and 7 of this Agreement.  Notwithstanding anything to the contrary contained herein, your right to cure shall not apply if you engage in habitual or repeated breaches.   For purposes of clauses (a) and (c), no act, or omission to act, on your part shall be deemed willful unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

3. Other Severance Provisions.

a. Without Cause; Good Reason.
Subject to Section 3.d. below, in the event your employment is terminated by EOL without Cause (other than pursuant to Section 3.b. hereof) or you resign for Good Reason (as defined below in Section 3.c), EOL shall be obligated to pay you (i) 6 months of your annual base salary in effect immediately prior to such termination if such termination occurs before the third anniversary of the Commencement Date and; or (ii) 12 months of your annual base salary in effect immediately prior to such termination if such termination occurs on or after the third anniversary of the Commencement Date.  Such payment shall be payable in one lump sum paid within 30 days of your last day of employment with EOL.

If your employment is terminated without Cause or you resign for Good Reason and provided that you are eligible for and timely elect COBRA continuation coverage, for (i) 6 months following your last date of employment if such termination occurs before the third anniversary of the Commencement Date or (ii) 12 months if such termination occurs on or after the third anniversary of the Commencement Date, EOL will reimburse you for the cost of your COBRA coverage less the amount that you would be required to contribute toward health coverage if you remained an active employee of the Company.  These reimbursement payments will commence on the first payroll date of the month following your termination date and will be paid on the first payroll date of each subsequent month.  In addition, in the event your employment is terminated pursuant to this Section 3.a., 50% of all outstanding unvested awards of restricted stock granted to you by EOL that, if your employment had not been terminated, would have vested under their predefined schedule during the 12 months immediately following the date of the termination of your employment will immediately vest on the date of the termination of your employment.

b. Change of Control.

Subject to Section 3.d. below, in the event there is a “Change of Control” of EOL (as defined below), fifty percent (50%) of all unvested shares of restricted stock granted to you by EOL that remain outstanding as of the date of the Change of Control shall immediately vest.   In addition, immediately upon the Change of Control you shall receive the SOP Grant due to you on December 31st of the fiscal year in which the Change of Control occurs (if any is due), which shall be granted to you on the date of such Change of Control and shall consist of immediately vested shares upon issuance (i.e., not subject to any applicable vesting schedule). In addition, in the event of a “Change of Control” of EOL and EOL or its successor subsequently terminates your employment without Cause or you resign for Good Reason, all unvested shares of restricted stock granted to you by EOL that remain outstanding as of the date of the Change of Control shall immediately vest on the date of the termination of your employment.  In addition, EOL or its successor shall pay to you an amount equal to (i) 6 months of your annual base salary in effect immediately prior to such termination if such termination occurs before the third anniversary of the Commencement Date; or (ii) 12 months of your annual base salary in effect immediately prior to such if such termination occurs on or after the third anniversary of the Commencement Date.  Such payment shall be payable in one lump sum paid within 30 days of your last day of employment with EOL or its successor.

In the event of a “Change of Control” of EOL and EOL or its successor terminates your employment pursuant thereto without Cause or you resign for Good Reason and provided that you are eligible for and timely elect COBRA continuation coverage, for (i) 6 months following your last date of employment if such termination occurs before the third anniversary date of the Commencement Date or (ii) 12 months if such termination occurs on or after the third anniversary of the Commencement Date, EOL will reimburse you for the cost of your COBRA coverage less the amount that you would be required to contribute toward health coverage if you remained an active employee of the Company.  These reimbursement payments will commence on the first payroll date of the month following your termination date and will be paid on the first payroll date of each subsequent month.

Notwithstanding any provision of this Section 3.b. to the contrary, EOL will pay you the amount described in this Section 3.b. in a lump sum only if the transaction constituting a Change of Control under this Agreement is also a “change in control event” within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated there under (the “Code”) and your employment is terminated under this Section 3.b. within 6 months preceding or 2 years following such Change of Control.  If the transaction constituting the Change of Control is not a “change in control event” within the meaning of section 409A of the Code or your employment is terminated under this Section 3.b. after the 2-year period following such Change of Control, then the amount described in this Section 3.b. will be paid in installments as described in Section 3.a. above.

If any payment or benefit you would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such Payment shall  be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If based on the foregoing sentence a reduction in payments or benefits constituting “Parachute Payments” is necessary so that no portion of the Payment is subject to the Excise Tax, the Payment will be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you.  Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis.  All determinations under this paragraph will be made by an independent accounting firm selected by EOL.

For purposes of this Agreement, a “Change of Control” shall be deemed to occur if and when

(i)
any person, including a “person” as such term is used in Section 14(d)(2) of the Exchange Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)	any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii)
individuals who, as of June 24, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 24, 2005 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)	all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v)
there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

c. Good Reason.

For purposes of this Agreement, “Good Reason” shall be deemed to exist if (i) you are assigned any duties or responsibilities inconsistent with the duties or responsibilities ordinarily incident to the office of a chief executive officer of a similarly situated company, (ii) you are required to report to a corporate officer or employee instead of reporting directly to the Board, (iii) your are not appointed or elected as a member of the Board or, following such election or appointment, you are no longer a member of the Board for any reason, (iv) either your annual base salary or annual bonus opportunity is reduced, or (v) the occurrence of any other action or inaction that constitutes a material breach by the Company of this Agreement without your express written consent, unless such action is corrected  by the Company within 30 days following written notification by you to the Company of such occurrence.  You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and actually terminate employment within 60 days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you.

d. Release.

In the event your employment terminates under Section 3.a. or 3.b. above, you shall be required to first execute and deliver to EOL a general release of liability, in substantially the form attached hereto as Exhibit B (subject to such changes required by applicable law at the time your employment terminates), prior to receiving any payments or benefits to which you are entitled under this Agreement (other than earned but unpaid base salary, bonus and benefits). Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of the release, directly or indirectly, result in you designating the calendar year of payment and, to the extent payment could be made in more than one taxable year, payment shall be made in the later taxable year.

4. Section 409A Compliance.

a. This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on you under section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment.

b. Notwithstanding any provision of this Agreement to the contrary, if it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of your separation from service with EOL to prevent any accelerated or additional tax under section 409A of the Code, then EOL will postpone the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the “short-term deferral exception” and the “separation pay exception”, until the first payroll date that occurs after the date that is six months following your separation of service with EOL. If any payments are postponed due to such requirements, such postponed amounts will be paid to you in a lump sum on the first payroll date that occurs after the date that is six months following your separation from service with EOL. If you die during the postponement period prior to the payment of postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of your estate within 60 days after the date of your death.

c. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

5. Termination Due to Death and Disability.  In the event of (i) your death or (ii) subject to the requirements of applicable law, your involuntary termination of employment by EOL on account of your disability (which shall be defined as a physical or mental disability that, in EOL’s Board’s opinion, prevents you from performing your duties for a period of three consecutive months, during which period your salary and any other benefits you receive shall not be suspended or diminished),  on the date of your death or termination of employment pursuant to this section, 50% of all outstanding unvested awards of restricted stock granted to you by EOL that, if your death had not occurred or your employment had not been terminated, would have vested under their predefined schedule during the 12 months immediately following the date of your death or the termination of your employment will immediately vest on the date of your death or the termination of your employment..  In addition, you or your estate (as applicable) shall receive your accrued salary and pro-rated bonus earned up to the date of your death or termination.

6. Confidentiality. During your employment with EOL, you will have access to proprietary and confidential information of EOL. You acknowledge and agree that any inventions created by you shall be the property of EOL and you hereby agree to assign any patent or other rights in such inventions to EOL. In addition to the foregoing, your confidentiality, non-disclosure and invention assignment obligations will be subject to the terms of the Employee Confidentiality Agreement you previously signed with EOL, the terms of which are hereby incorporated by reference.

7. Non-solicit; Non-compete. In consideration of your employment and the terms of this Agreement, you agree that  for a period of 12 months following the termination of your employment from the Company, regardless of reason, you will not directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of EOL’s customers, prospective customers, or business partners for the purpose of selling or attempting to sell, any products and/or services that are the same or substantially similar to the products and services provided by EOL to its customers during your employment. In addition, you will not (a) disclose the identity of any such business partners, customers, or prospective customers, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; (b) directly or indirectly, engage or carry on in any manner (including, without limitation, as principal, shareholder, partner, lender, agent, employee, consultant, or investor (other than a passive investor with less than a 5% interest), trustee or through the agency of any corporation, partnership, limited liability company, or association) in any business that is in competition with the Business of EOL; or (c) solicit on your own behalf or on behalf of any other person, the services of any person who is an employee of EOL, or solicit any of EOL's employees to terminate employment with EOL.

For purposes hereof, Business shall mean (i) any business relating to XBRL (eXtensible Business Reporting Language) which includes, but is not limited to, filing,  creation, translation, auditing or consulting services, or the sale, creation or analysis of financial data, analysis products and software or taxonomy creation and reporting; (ii) the provision of access to financial filings, (iii) the provision of end user analysis tools and public filing information and (iv) the sale of the Company’s financial filing data and the Company’s specialized end-user analysis tools on a subscription basis to end users, financial institutions, public stock exchanges, legal organizations and government entities.

8. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or your employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

9. Full Settlement.  Except as provided in this Agreement, the Company’s obligation to make the payments provided for in, and otherwise to perform is obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment; defense or other claim, right or action that the Company may have against you or others.  In no event shall you be obligated to seek other employment or take any other action to mitigate the amounts payable to you under any of the provisions of this Agreement and such amount shall not be reduced, regardless of whether you obtain other employment.

10. Miscellaneous.  This Agreement, together with any and all equity or other compensation and/or benefit related agreements or arrangements entered into by and between you and EOL from time to time, as well as the Employee Confidentiality Agreement by and between you and EOL dated the date hereof, the indemnity agreement by and between you and EOL dated the date hereof, EOL’s Code of Conduct, EOL’s employee handbook and other EOL employee policies and procedures as may be in effect from time to time, contains the full and complete understanding between yourself and EOL with respect to your compensation and post employment obligations with EOL as set out above. No statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  These terms shall not be modified or amended without the written consent of you and EOL.  If any term or condition set forth in this letter agreement is found by a court to be unenforceable, then the remaining terms and conditions will remain in full force and effect.  Terms and conditions found to be unenforceable, if any, will be modified by the court to conform to a provision that most closely expresses the intent of the unenforceable term or condition.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Kindly indicate your acceptance of the terms contained herein by signing below and returning the original to my attention.

Sincerely,

/s/ Mark Maged
Mark Maged
Chairman of the Board

Accepted and Agreed to by

/s/ Robert Farrell
Robert Farrell

Exhibit A

EDGAR ONLINE, INC.

RESTRICTED STOCK GRANT

This RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”), dated as of March__, 2011 (the “Date of Grant”), is delivered by EDGAR Online, Inc. (the “Company”), to Robert Farrell (the “Grantee”).

RECITALS

WHEREAS, the independent members of the Board of Directors of the Company (the “Board”) have authorized this restricted stock grant to the Grantee granted simultaneously with the Grantee’s commencement of employment with the Company as its President and Chief Executive Officer;

WHEREAS, the Board intends for this restricted stock grant to qualify as an inducement grant under the NASDAQ rules;

WHEREAS, while the Company maintains the EDGAR Online, Inc. 2005 Stock Award and Incentive Plan, as amended (the “Plan”), which provides for the grant of restricted stock of the Company, this restricted stock grant is made outside of the Plan but the parties have agreed that, except as set forth in this Agreement, the terms of the Plan shall be incorporated into this Agreement by reference, including, without limitation, capitalized terms used but not defined herein.  [A copy of the Plan, as amended from time to time, is available on the Company’s intranet portal]; and

WHEREAS, all references in this Agreement to the “Board” shall be deemed to refer to the committee if a committee has been appointed to administer stock grants made outside of the Plan.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual provisions and covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Grantee, intending to be legally bound, hereby agree as follows:

1.           Restricted Stock Grant.  Subject to the terms and conditions set forth in this Agreement, the Company hereby grants the Grantee 3,448,310 shares of common stock of the Company, subject to the restrictions set forth below (the “Restricted Stock”).  Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement.  Notwithstanding Section 11(j) of the Plan, the award of the Restricted Stock does not constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder.

2.           Vesting and Nonassignability of Restricted Stock.

(a)           The shares of Restricted Stock shall become vested, and the restrictions described in this Paragraph 2 shall lapse, as to one-third of the shares of Restricted Stock on each of the first three anniversaries of the Date of Grant; provided that, except as provided in Paragraphs 2(b) and 2(c) below, the Grantee continues to be employed by, or provide service to, the Company, a Subsidiary or an Affiliate (together, the “Employer”) from the Date of Grant until the applicable vesting date.  The vesting of the Restricted Stock shall be cumulative, but shall not exceed 100% of the shares.  If the foregoing schedule would produce fractional shares, the number of shares of Restricted Stock that vest shall be rounded down to the nearest whole share.

(b)           Notwithstanding the terms of Paragraph 2(a) above, if the Grantee ceases to be employed by, or provide service to, the Employer on account of an involuntary termination of the Grantee by the Employer other than for Cause (as defined in that certain employment agreement by and between the Grantee and the Employer dated February 24, 2011 (the “the Employment Agreement”); on account of a resignation by the Grantee for Good Reason (as defined in the Employment Agreement); or due to the Grantee’s death or Disability (as defined in the Employment Agreement); 50% of the outstanding unvested shares of Restricted Stock that, if Grantee’s employment had not been terminated, would have vested under their predefined schedule during the twelve months immediately following the date of the termination of Grantee’s employment shall immediately vest on the date of the termination of Grantee’s employment or death, whichever is applicable, in accordance with the terms of the Employment Agreement.

(c)           Notwithstanding the terms of Paragraphs 2(a) and 2(b) above, if a Change of Control (as defined in the Employment Agreement) occurs while the Grantee is employed by, or providing service to, the Employer, 50% of the outstanding shares of Restricted Stock that are not then vested shall immediately vest in accordance with the terms of the Employment Agreement.  In the event of a Change of Control of the Company and the Company or its successor subsequently terminates the Grantee’s employment without cause or the Grantee resigns for Good Reason, all outstanding unvested shares of Restricted Stock shall immediately vest on the date of the termination of Grantee’s employment in accordance with the terms of the Employment Agreement.

(d)           Except as provided in Paragraphs 2(b) and 2(c) above, if the Grantee ceases to be employed by, or provide service to, the Employer for any reason before the Restricted Stock fully vests, the shares of Restricted Stock that are not then vested shall be forfeited and must be immediately returned to the Company.

(e)           During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee.  Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3.           Issuance of Certificates.

(a)           If certificates representing Restricted Stock are registered in the name of the Grantee, the Board may require that such certificates bear an appropriate legend referring to the term, conditions and restrictions applicable to the Restricted Stock, that the Company retain physical possession of the certificates, and that the Grantee deliver a stock power to the Company, endorsed in blank, relating the Restricted Stock.  During the Restriction Period, the Grantee shall receive any cash dividends with respect to the shares of Restricted Stock, may vote the shares of Restricted Stock and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company.  In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

(b)           When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under Paragraph 2 of this Agreement.

(c)           The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

4.           Plan.  Notwithstanding the agreement of the parties that the terms of the Plan be incorporated by reference into this Agreement as contemplated by the third recital above, each of Sections 10 and 11(f) of the Plan do not apply to, nor govern, the Restricted Shares granted under this Agreement.

5.           Withholding.  The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock.  Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having shares withheld up to an amount necessary to satisfy the applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

6.           Section 83(b) Election.  The Grantee hereby acknowledges that the Grantee has been informed that, with respect to the Restricted Stock, the Grantee may file an election with the Internal Revenue Service, within 30 days of the execution of this Agreement, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) to be taxed currently on any difference between the purchase price of the Restricted Stock and their fair market value on the date of purchase.  Absent such an election, taxable income will be measured and recognized by the Grantee at the time or times at which the forfeiture restrictions on the Restricted Stock lapse.  The Grantee is strongly encouraged to seek the advice of his own tax consultants in connection with the issuance of the Restricted Stock and the advisability of filing of the election under Section 83(b) of the Code.  A form of election under Section 83(b) is attached hereto as Exhibit A for reference.

THE GRANTEE ACKNOWLEDGES THAT IT IS NOT THE COMPANY’S, BUT RATHER THE GRANTEE’S SOLE RESPONSIBILITY TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY.

7.           No Employment or Other Rights.  This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

8.           Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

9.           Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

10.         Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Lauren Zinman at 50 Washington Street, 11th Floor, Norwalk, CT 06854, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

EDGAR ONLINE, INC.

By:
Name:
Title:

I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of this Agreement.  I hereby further agree that all of the decisions and determinations of the Board shall be final and binding.

Grantee:

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

The undersigned taxpayer hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Regulations”), and in connection with this election supplies the following information:

(1)	Name of taxpayer making election: Robert Farrell
Address:  425 Edgewood Avenue, Smithtown, NY 11787
Social Security Number:
Tax Year for which election is being made:  2011

(2)	The property with respect to which the election is being made consists of 3,448,310 shares of common stock of EDGAR Online, Inc. (the “Company”).

(3)	Date the property was transferred: March __, 2011 (the “Date of Grant”).

(4)
The stock is subject to forfeiture to the Company if the taxpayer ceases to be employed by, or provide service to, the Company during the restriction period.  The restriction period lapses as to one-third of the stock on each of the first, second and third anniversaries of the Date of Grant, if the taxpayer is employed by, or providing service to, the Company from the Date of Grant until the applicable vesting date.

(5)	The fair market value at the time of the transfer of the stock (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(6)	The amount paid for the stock is $0 per share ($0 aggregate consideration).

(7)	A copy of this statement has been furnished to the Company (and to the transferee of the stock, if different from the taxpayer) as required by §1.83-2(d) of the Regulations.

(8)	This statement is executed as of .

Taxpayer

INSTRUCTIONS FOR FILING SECTION 83(B) ELECTION

Attached is a form of election under section 83(b) of the Internal Revenue Code.  If you wish to make such an election, you should complete, sign and date the election and then proceed as follows:

1.  Execute three counterparts of your completed election (plus one extra counterpart for each person other than you, if any who receives property that is the subject of your election), retaining at least one photocopy for your records.

2.  Send one counterpart to the Internal Revenue Service Center with which you will file your Federal income tax return for the current year (e.g., Atlanta, GA for North Carolina residents) via certified mail, return receipt requested.  THE ELECTION SHOULD BE SENT IMMEDIATELY, AS YOU ONLY HAVE 30 DAYS FROM THE ISSUANCE/PURCHASE/GRANT DATE WITHIN WHICH TO MAKE THE ELECTION – NO WAIVERS, LATE FILINGS OR EXTENSIONS ARE PERMITTED.

3.  Deliver one counterpart of the completed election to the Company for its files.

4.  If anyone other than you (e.g., one of your family members) will receive property that is the subject of your election, deliver one counterpart of the completed election to each such person.

5.  Attach one counterpart of the completed election to your Federal income tax return for this year when you file that return next year.

Exhibit B

FORM OF RELEASE

1.           ____________ agrees that, in exchange for the consideration set forth in the Agreement, he releases and forever discharges, to the maximum extent permitted by law, EDGAR Online, Inc. (“EOL”) and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, grievances, lawsuits or liabilities of any kind (collectively, “Claims”) as described below which __________, his heirs, agents, administrators or executors have or may have against EOL or any of the other Releasees.

a.           By agreeing to this Release, ____________ agrees that he is waiving, to the maximum extent permitted by law, any and all Claims which he has or may have against the Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before the date he executes this Release, including but not limited to the following:

i.	any Claims having anything to do with ____________’s employment with EOL and/or any of its parent, subsidiary, related and/or affiliated companies;
ii.	any Claims having anything to do with the separation of __________’s employment with EOL and/or any of its parent, subsidiary, related and/or affiliated companies;
iii.	any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind;
iv.	any Claims for reimbursement of expenses of any kind;
v.	any Claims for attorneys’ fees or costs;
vi.	any Claims under the Employee Retirement Income Security Act ("ERISA");
vii.
any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law as enacted or amended, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e; the Civil Rights Act of 1866, the Age Discrimination in Employment Act, 29 U.S.C. § 621 (including the Older Worker’s Benefit Protection Act); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101; the Rehabilitation Act of 1973, 29 U.S.C. § 701; the Family and Medical Leave Act, 29 U.S.C. § 2601; the Equal Pay Act, the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the Connecticut Fair Employment Practices Act, the Connecticut Unfair Trade Practices Act, the Connecticut Wage Hour and Wage Payment Laws, the Connecticut Family and Medical Leave Act, each as amended, the common law of the State of Connecticut and the State of New York.

viii.	any Claims under the Sarbanes-Oxley Act;

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Exhibit B

ix.	any Claims for violation of public policy;
x.	any whistleblower or retaliation Claims;
xi.	any Claims for emotional distress or pain and suffering; and/or
xii.
any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

b.      The term “Releasees” includes:  EOL and any parent, subsidiary, related or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

c.      This Release includes all Claims known or unknown by __________, those that he may have already asserted or raised, as well as those that he has never asserted or raised.

2.           EOL agrees that it fully and forever waives, releases, acquits and discharges __________ from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, that exist or may in the future exist arising from or relating to events, acts or omissions from the beginning of time until the date __________ signs this Release.

3.           __________ agrees that this Release does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date he executes this General Release.  _____________ acknowledges and agrees that his separation from employment with EOL in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

4.           ____________ agrees that he hereby waives, to the extent permitted by law, all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the foregoing, ___________ acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that he disclaims and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

5.           __________ agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by EOL, any Releasees or himself of any improper or unlawful conduct.

6.           ____________ agrees that he has not relied on any advice from EOL or its attorneys concerning the tax consequences of the consideration provided for this Release, but is  relying on his own judgment and advice of his personal counsel and/or accountant or other tax professional.  ___________ expressly acknowledges and warrants that he is, and shall be, responsible for all federal, state, and local tax liabilities which may result from the consideration provided for this Release, and hereby warrants that EOL shall bear no responsibility for any such tax liabilities.

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Exhibit B

7.           __________ agrees that this Release is confidential and agrees not to disclose any information regarding the terms of this Release, except to immediate family and any tax, legal or other counsel that he has consulted regarding the meaning or effect hereof or as required by law, and he will instruct each of the foregoing not to disclose the same to anyone.  EOL agrees to disclose any such information only to any tax, legal or other counsel of EOL as required by law.

8.           Any non disclosure provision in this Release does not prohibit or restrict __________ (or his attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self regulatory organization or governmental entity.

9.           Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any right or claim arising out of (i) any breach by EOLor by any Releasee of the Agreement after the date hereof, (ii) to the extent arising out of __________’s service as an employee, officer or director of EOL on or prior to the date of termination, any such claims or potential claims for indemnification, advancement or to the benefits of EOL’s directors’ and officers’ liability insurance policies as in effect from time to time, in accordance with EOL’s charter or bylaws, or under any separate agreement between ________ and EOL, (iii) any claims for vested accrued benefits under any employee benefit plans, (iv) any claims arising after the date _____________ signs this Release, or (v) or any claims that cannot by law be waived.

10.         Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.           This Release shall be governed by and construed in accordance with the laws of the State of New York.  In the event of dispute of this agreement you hereby consent to the exclusive jurisdiction of the courts located in New York.

BY SIGNING THIS RELEASE, ______________ REPRESENTS AND AGREES THAT:

1.	HE HAS READ IT CAREFULLY;

2.
HE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

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Exhibit B

3.	HE HAS NOT RELIED ON ANY REPRESENTATIONS, PROMISES OR AGREEMENTS OF ANY KIND MADE TO HIM IN CONNECTION WITH HIS DECISION TO ACCEPT IT, EXCEPT FOR THOSE SET FORTH IN THE AGREEMENT AND RELEASE;

4.	HE VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

5.	HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, HAS CHOSEN NOT TO DO SO OF HIS OWN VOLITION;

6.
HE HAS HAD AT LEAST [21][45] DAYS FROM THE DATE OF HIS RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE HIS RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT HIS REQUEST AND WILL NOT RESTART THE REQUIRED [21][45] DAY PERIOD;

7.	HE UNDERSTANDS THAT HE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	HE HAS SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE HIM WITH RESPECT TO IT; AND

9.
HE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY HIM.

Dated:

EDGAR Online, Inc.
Dated :

BY:

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